Exhibit 99.1
RETAIL VENTURES MANAGEMENT CONFERENCE CALL
Moderator: David Glick
June 14, 2006
8:00 a. m. ET

Operator:	Ladies and gentlemen, thank you for standing by, and welcome to Buckingham Research Group Retail Ventures Management Conference Call.

During the presentation, all participants will be in a listen-only mode. Afterwards we will conduct the question and answer session. At that time if you have a question please press the 1 followed by the 4 on your telephone. If at anytime during the conference you need an operator, please press star-0.

As a reminder this conference is being recorded, Wednesday, June 14, 2006.

I would now like to turn the conference over to David Glick, Senior Vice President, Buckingham Research Group. Please go ahead, sir.

David Glick:	Thank you.

Good morning. For those who don’t know me, I cover the retail and apparel stocks at Buckingham Research.

It’s my pleasure today to introduce two key executives for Retail Ventures — Heywood Wilansky, Chief Executive Officer, and Jim McGrady, Chief Financial Officer. I wanted to thank you guys for coming in today and taking time out of your busy schedule to meet with us.

We currently do not maintain any research coverage on RVI but the company and a story that’s been — that we think is very interesting and compelling and one that we’ve been following, unofficially at Buckingham for a while.

Heywood and Jim are here today to discuss Value City and Filene’s Basement and the progress they’ve made there. I’m sure they would be happy to entertain questions on capital structure issues as they relate to DSW but we’d like to keep most of the conversation devoted to Value City and Filene’s Basement today if we could.

We’re really starting to see some signs of improvement in the business that — at Value City and Filene’s Basement — and we really think those are the opportunities and the most — the relevant opportunities. The sub-value now is about $1.25 excluding the value of the ownership of DSW.

We think with the leadership of Heywood and Jim and the management and merchandising team that they’ve been able to assemble and continually seem to be able up-

grade that this is one of the most compelling small cap stories that has tremendous upside. We have spent some time walking through stores with Heywood and I’ve seen the merchandising execution improvement they’ve made both in Value City and Filene’s Basement. And I also know Heywood from my many years at May Department Stores and I’ve seen what his leadership can accomplish.

So it’s my pleasure to introduce Heywood. He’ll briefly walk you through to the RVI and Filene’s — RVI Filene’s Basement and Value City story and we’ll open up the Q&A.

Heywood Wilansky:	Well, for those of you who’ve heard this before, I apologize, but we’re I’m going to repeat it again. I’ll give you a quick overview of what the mission was, what we’re faced with, and what we’re trying to do with the business and how it’s progressing so far.

I got involved in the Filene’s Basement about three and a half years ago. And at the time, over the previous five plus years, Filene’s Basement had kind of fallen into a copycat -— me to -— TJX, Marshall’s, Ross look-alike. Probably 95% merchandise overlap, merchandise mix, pricing similar. The difference was that they had 20 doors doing $280 million and the other guys had 1,500 doors doing ten-plus billion dollars. So, not a strategy that we’re ever getting to win going head to head.

Looked at alternative options to the company and ended up progressing towards the high-end off price, basically moving from moderate businesses to better suite designer. Started test to get reacting, testing reacting, knew it was working the whole company that way.

Over that five-year period, over the three-year period, the 95 to overlap was the TJX and other players in that field has probably gone down to less than 20%, 25% overlap and merchandise mix and vendor structure.

Once we identify the target market, we then set about take every decision that would support that. We had to change a bunch of things. The best thing we didn’t have to change is the people. Filene’s Basement had a great team of people already in place. They just needed a new direction and the leadership at that point in time. So some of the things we changed, first of all, the business system.

The company was a 10/90 company in the past. It (unintelligible) product upfront with planning, work with manufacturers, 90%, what do you have today for this afternoon, opportunistic purchases.

In the ‘80s, manufacturers chased department store production. So if manufacturers liked to do $50 million of department stores, they cut 60 to get that last reorder. Department stores being what they are, they cancelled 10 and ended up with 20 to $25 million worth of excess inventory. Good colors, good sizes, current fashion, you could make a meal out of it.

Let’s skip ahead to the 2000 year and everyone is smarter including manufacturers. Hard to believe but true.

So manufacturers, if they think they could do $50 million at department stores, they cut 40. Department stores being what they are still manage to cancel and they get down to 35 million. What’s left over is not as meaty with covered sizes, good fashion, good colors. They ended up giving a consumer a good price on bad product. Ultimately that doesn’t work. You got to give the consumer good price on good products.

So we changed the company from a 10/90 company, initially to a 50/50 company, and we progressed over time towards 60/40, and ultimately we think 65/35 is the right ratio, up from purchases with planning, the 35% optimistic deal type purchases at that point in time.

The second thing that we had to change then was, all right, you changed the business system, then the next question is how you’re going to tell the consumers that you’ve changed the marketing point of view?

The company used to be a 75% sale-driven marketing company, 25% event-driven. We changed that to 75% event-driven, 25% sale-driven, and that continues to be able to position the consumer — the customer, in our minds with us as a higher-end or price play.

The next thing we look at is the real estate. The company in the past basically focused on cheap real estate, therefore, the (low occupancy cost to) make money. The experience shows us that cheap real estate typically is not productive real estate and therefore even if it’s inexpensive, that may not be your best bet.

Our most expensive real estate is actually our most profitable store today. And so it’s just a question of productivity, not the cost of the productivity. If you went from C space to A space or A-minus space.

The company runback size is primarily in the 25,000 square foot range prior to our change. We upgraded that size more towards 40,000. It was kind of settled into between 30 and 40, but most of the stores we’ve opened have been around 40,000 square feet with the exception of Union Square which is 90,000 square feet and White Plains which is about 75,000 feet.

But the bigger box allows us to have a competitive edge against the competition because we’re never going to have as many stores in any given market of the competitor. We have to give the customers reason to drive past their store to get to our store. Their store, typically a 25,000 to 30,000 square feet, so their assortments are limited by the box size. Our box size being bigger, we’re able to get to different categories.

And then the other piece came down to now, how are we going to present products? You’re walking to the other players in the field there basically rack-driven. They have a few T-stands in front of their areas and they have long straight rack — pants by size, shorts by size, (housed) by size — everything by size in a straight rack environment.

I don’t find it to be a very pleasant shopping experience for me but obviously they do lots of business, so it is — for a fair amount of people. But we felt that we had the same presentation, how we would just look like them and even if you had better product, you wouldn’t be able to sell.

The converted Filene’s space is more of a department store presentation with four ways, (unintelligible), three-tier tables, movable walls, visual element. When you walk into the store and you go through it, while you know you’re not at Neiman Marcus, you kind of feel you’re in a pretty good store with the high quality that we’ve spoken, the product categories and merchandise that we carry.

We reenergized our direct from Europe business. I spend four to six weeks — every year, four to six times a year, working directly with all the fashion houses over there. We’ve been able to reenergize our relationship so we get product direct from everybody you think we don’t — including Gucci, Fendi, Prada, Dolce & Gabbana, Genny, Byblos the Sony, you name it, we get it from that place. That gives — creates a veneer that tells the consumer that we’re kind of a different better type of store. We make lots of money if the price was underneath those, but that really provides a platform.

The last thing that we did was we tried to create an icon for the company that was kind of different and quirky to tell the consumer, this is a different kind of store. So the Basement had a history of having bridal events in Boston with people staying overnight. We changed that from one day a year twice in Boston to one day a year in every city we operated.

So if we had three or four stores in the city, we just do it in one store for that year, but we’ve run it everywhere one day a year. And in that day, we had the lead story on the 6 o’clock news, the 11 o’clock news, the front page of newspapers, we have people camping out overnight waiting to get into the store, the newscasters love it, it’s great PR, Today Show, Matt Lauer and Katie Couric did 10 minutes on it on national TV. Jay Leno uses it in his material all the time. And we get great word of mouth.

We have four operators in Europe with organized stores who come to the United States during our event so that they can use that as a high point. So, and if you’ve seen it on TV, you’ll see these people staying overnight, the doors open, they come rolling through.

And in the past, the highest priced gown that we used to sell in that event was $249. The prices were from $99 to $249. And today, with the upgrade in the company, the lowest priced gown we sell is $249. It’s a real change.

When we first got involved, the number one price point in men’s suits was $99. Today we don’t carry a men’s suit under $199, we sell plenty of suits for $1,000. So it’s a real change. And if you haven’t been in the store recently, I would say you could go down to Union Square, 14th Street and Broadway and see a pretty good example, a prototype of what the merchandise mix, merchandise presentation, fixture mix, and visual presentation looks like to the consumer.

So over this three and a half year period, we really feel we’ve got the strides right in Filene’s Basement. The company is growing, had good comps, good acceptance into any new market we’ve gone into. And now the question, how you guys do operating profit that makes sense?

So when looking at — we put infrastructure in place that we could probably run a billion dollar company almost today with the inside talent that we have inside the company today. We need to be at a run rate of $600 million to produce operating profits in our minds of 3% or better.

In 2006, we’re opening up five new stores in the fall of 2006. We’re opening up five new stores in 2007. Those 10 stores plus normalized comps which I’m saying our 3% comps would have us running at the end of 2007 at a $600 million level.

There wouldn’t be $600 million yet because the company didn’t have all the stores open for the full year. But if a $600 million company would do $125 million in December of 2007, we would do that level. So that in 2008, if we had no pre-opening, we didn’t open any new stores just ran what we had over $600 million, we’ve got operating profits in the north of 3% range, and that would start to give us options. Some of the options could be things like DSW which we spread out, used the equity market to drive it faster. The other option could be to sell a lot of stock and fuel the expansion (unintelligible) to take debt, look to acquire, look to sell.

Many options once you’re profitable of that size of that, but we need to get there and we’ll be there by the end of 2007. The good news was the people that were there were really good already, so they were able to take this new strategy and direction and enhance it and run with it.

The second piece of business that we get involved with 18 months ago when I was made a CEO of the corporation was Value City Department Stores. Value City had a very different issue than Filene’s Basement.

First of all, the target market that they served at the point we got involved with was somewhere below Wal-Mart. And the strategy was to be cheaper than Wal-Mart on like products in order to be successful to sell something. Well, anybody in this room would tell you that trying to be cheaper than Wal-Mart on like products over a long period of time is a good strategy to put you out of business.

So we rejected the target market that we could ever be successful at. We looked at alternatives, looked at the history of the company, and ended up settling on a mid to low-mid-tier strategy. And that would really position them kind of to the left of them, Penney’s, Kohl’s, and to the right of them TJ’s, Marshall’s, drugstores. And we had to figure that differentiation against both of those two groups of stores that would give us a reason for existence before we went into the support mechanism that we did to try to change the business. So — and we’ll get into those differentiations.

Once we identified the target market, then we did (unintelligible) we went back and said, what do we have to do to support it? We had to change the marketing. We had to change the business system. We couldn’t change the real estate — unlike Filene’s Basement because it was a bigger company. We already owned a lot of this space. We had to make it work inside what we had today before we expanded the company hopefully in the future.

So the first decision was the business system. And they, like Filene’s Basement, was a 10/90 company. Ten percent of the goods bought upfront with planning, 90% today for this afternoon. They’re a bigger box too; the average box sizes of a little over 85,000 square feet, so a lot of space to fill up. And when you say yes, when you need to fill up 90% of your store with optimistic purchases, you end up saying yes to almost every deal that comes your way. Some of them are good, most of them are bad. And so they end up with tremendous residue of inventory that never sold through, never addressed their markdowns to the backend. It was a mess. I don’t know how else to put it.

So we changed that company for a strategic point of view to a 50/50 company, and again, heading towards 60/40 or 65/35 over time. Once we identified the change business system, then we had to look at other elements inside the company to see if we were prepared to execute it.

Unlike Filene’s Basement, Value City — Filene’s Basement had good people, didn’t have to change them out — in Value City they had acquired all the bad people in America together in one place. Hard to do, but they managed to accomplish that. So we had to change out virtually everything. And it was a long task to do that.

The first thing was to put in a new president — Jerry Politzer is the president of Value City. Jerry previously was the CEO of G. Fox when it was a May Company division. He was CEO of Salant Corporation when they had (unintelligible) license, it was manufacturing, making the products.

And then he more recently was the Vice Chairman of Melville Corporation when they were at their peak, when they owned KB and Bob’s and Linen “N” Things and Marshall’s and I’m sure Wilson’s as well. Jerry actually ran Marshall’s the last year that they were in business and sold the business to TJ’s at that point in time. He has lots of experience.

Behind Jerry, we needed a new head of feminine apparel, so we have Beth Fehr who was the head of feminine apparel with Bonton Corporation, joined us head of feminine apparel. We’ve had the men’s apparel led — Lance Itkoff was the head of men’s apparel at Bonton Stores, he’s now the head of men’s apparel at Value City.

New head of Homestore, Paul Davies. Paul was the CEO Garden Ridge and the CEO of Wakama and was the head of many May Company divisions in home; he’s joined us, the number two person in home. Home is a big business, over $400 million for us (unintelligible) ran Macy’s and Federated housewares and tabletops businesses. So we’ve got some very good talent there.

New head of stores really came out of consulting. New head of marketing, Susan Wiener, was the head of marketing for a number of Melville divisions and May Company divisions over time.

New head of visual — they didn’t have a visual director because the place was — I don’t know if I can say this because you’re taping it but I will say it anyway — a shitbox. So they didn’t believe in visual, it didn’t matter. Just take merchandise and dump it on a pallet on the floor. So we hired Glenn Trunley. Glenn ran visual for Burberry’s; you can imagine the change in issues for him. He’s done a great job and he’s really enjoying himself, made quite a difference, that shows you can apply the basic principles in many different ways.

I’m sure I’m leaving some other folks out.

Oh, and then of course, I think probably one of the most important decisions we made was the company didn’t believe in making products. They had gone over time to cheaper than Wal-Mart so they could buy products cheaper than you could make it. I could buy five-year-old products for a buck; I can’t make it for a buck today. The difference is five-year-old products is — one, five-year-old products; two, is bad size, bad colors, wrong fashion. So it just was a stupid thing. In that zone, when you have to make products, you get margin efficiencies, it has to be.

We’re able to hire Mary Ellen Bernard. Mary Ellen was the CEO of Frederick Atkins when Frederick Atkins was at its peak. And for those of you who don’t remember Frederick Atkins, Atkins was the largest consortium of product development (unintelligible) development of department stores in America. They did Dillard’s and Saks (unintelligible) got to a stage people had a bunch of other stores nationally and internationally.

More recently she was the head of product development Li & Fung. Li & Fung is a $10-billion agent out of the Far East, probably the dominant agent today. She’s done a fantastic job.

So, in soft lines, we’re just talking soft lines now, in 2004, Value City did zero soft lines direct production. In 2005, scrambling, getting Mary Ellen onboard, mid year basically, we did about $20 million. In 2006, we’re tracking towards $60 million at retail. The internal plans, we’re well on our way to execute (unintelligible) in 2007 it’s $125 million, in 2008 it’s $200 million.

When we get to that size, that can give us a lot of margin opportunity plus good full complement of sizes, colors, and products, a timing that we need that we want, not waiting for mid-season’s opportunistic purchases to open up the season, it’s not feasible.

So between those groups, we’ve got a great team, we have a lot of new buyers underneath them as well, but that’s a senior team that really has helped to change the face of the company to the consumer.

From a marketing point of view, the company always does Sunday insert and that you drove business on Sunday, Monday, basically two days. And we’ve added to that mix for 2006 and — second half of 2005, 2006, and probably part of 2007, a significant TV business really focusing on Thursday, Friday, Saturday to try to get the run rate of the inserts through the whole week, and really to get the message out to the consumer that the company is now at a different target market with different product mix, and all the product mixes that you would see in the TJ’s, you will see now in Value City. So now, how are you going to be different from them?

Well, as I said before, TJ’s is a rack-driven business. I use TJ’s as an example of the whole group — (unintelligible) prices, by size, or with straight racks by size — tops, bottoms, pants, shirts, whatever.

So, Value City we had to go in and change the presentation mix to more of what I call the department store type presentation — four ways, three way tables, movable walls, four ways, things of that nature. And it’s the same product but presented much nicer.

It’s a much nicer shopping experience to the consumer. And that’s how we’re going to differentiate ourselves against that group of people — on the right hand side.

On the left hand side, against Kohl’s, Penney’s, the way we look at it is that Kohl’s and Penney’s (unintelligible) pants at 19.99. And then the brands of pants that they carry would be Sonoma and Arizona or St. John’s Bay, and many other what I call private or mid-tier brands including Villager and Crazy Horse and things of that nature that don’t exist other place.

We think that Value City (unintelligible) 19.99 pants also. We think they’re going to sell with names like Calvin Klein and Kenneth Cole and Ralph Lauren and DKNY and Chaps and Izod and popular brands that are not readily available to the other tier distribution.

So competing against the Kohl’s, Penney’s with the similar presentation with a different brand of assortment at a similar price point, competing against the TJ’s, Ross, Marshall’s group with a different presentation, with a similar brand assortment, similar pricing, but in a much nicer presentation and environment and existed.

In 2005, we spent $2.5 million for “lightly,” emphasize the word “lightly,” throw in a loose fixturing to try to create the change in presentation to the consumer. In the past, Value City was about 95% straight rack driven and 5% feature fixtures, and we kind of got back to the point where we have a number of stores at about 70/30, 70% feature fixture, 30% straight rack, and a real change in what (unintelligible).

We touched all stores lightly. We touched the group of stores a little heavier than others to get it accomplished. Two and half million dollars is a drop in the box, that we probably need to spend another 10 million over the next couple of years to complete the transition, but we’re not going to complete the transition until we understood that consumers react to the change in market strategy. Because over the previous five years of management, when business got tough they lowered the price, business got tough, lower the price. So they chased away the mid-tier customer and they attracted the lowest-end customer.

Now we’re bumping up opening price points but raising the product average unit retail by 15% or thereabouts and try to get the mid-tier customer to have products that appeal to them, but we’ve got to get them back into the store and word of mouth and see if the insert is going to take a while to do. It doesn’t happen in the day.

We have lots of anecdotal evidence that when a consumer comes into store, that they’re constantly surprised, it’s like telling their friends, and over time we think it will — make the difference there.

Give you a quick example.

We had an analyst went into a store not long ago and was walking around the store looking at it. He talked to the store manager and looked pretty good. We tried not to tell the store that we’re coming to kind of see it like the customer sees it, we don’t want to set it up because it’s not right for everyday it should be direct to the customer.

And this woman about 40 years old walks over to the group because she sees four suits in the store (unintelligible) store in the middle afternoon. And so she says, is this store or company under new management? (unintelligible) so I was with Jerry Politzer at the time, so I say, yes, and here he is. I figured I could be the architect in the back, like Jerry would be the face and go fight with this stuff, I’m not going to do it.

So she goes through telling that it was the worst store she had ever seen. She would never shop there. She hadn’t been in the store over a year. It was disgusting and she hated it. She told her friends she hated it. It was the worst ever, she would never walk in the store again.

However, that day, her mother made her bring her to this store. And the mother has been shopping around. And then she proceeded to tell everyone what a great change, how it’s fantastic, how it doesn’t bloom (unintelligible) New Jersey, so she used to shop like over (unintelligible). So better than Bloomingdale’s, they’re always going to there, et cetera, et cetera. I think she was exaggerating. I saw that in Bloomingdale’s. But the net-net was that she was wildly impressed because she said, don’t tell us, tell your friends.

The stores assistants came over with her mother walked over a few minutes later, nice lady in her 60s. And she walks over to the people and she thought, engaging the conversation about how it really feels nice and the products are different, the brands are different, and it looks nice. And she says — but then she said, but this store has a problem. This can’t be good because the analyst is looking, this is not going to be a good statement. She says, I’m going to have to dress better when I come here.

So if I could have filmed that as a TV commercial and shown it to everyone in America, we would have a homerun today, but we can’t. So it’s going to take sometime to get that done. We’ve gotten a lot of evidence of things that are working in the areas we’ve been able to touch first.

The ladies apparel since June or July of last year, we’ve been averaging around 10% comp on the change in inventory. And the inventory is only getting better and better. The private label piece of it really is first, kind of filtering to any great degree.

We own 200 brands inside our company. One of the brands we own, the trademark for Leslie Fay. As you all know, Leslie Fay like in the late 90s was about an 800 million business in the United States.

So with Leslie Fay, we started lightly producing products in that label. And I guess we could do about $25 million this year. We hope to bring it to $50 million next year and it will be ladies (unintelligible) to address this (unintelligible) to the apparel shoes, accessories, jewelries. They really reacted as if this is a national brand again. We’re treating that as a private label for traditional sports with the traditional consumer. We also have a label walking out to the updated consumer, and the same thing in men’s, same thing in kids, different brands to different people.

So ladies apparel, double digit comp from about June or July of last year now. Men’s took a little longer to get up and running. We hired the men’s people team a little bit later. Men’s had more lead time. But since late October from now, it’s running high single-digit, approaching double-digit. Ladies accessories, we were able to get that kind of move along by midsummer of last year. They’re averaging 20% plus comps since that timeframe.

Footwear which of course is long lead time for — which is running mid-single-digit comp since about the summer of last year, and jewelry cosmetics, similarly as well.

Businesses that haven’t worked for the start, number one, is intimate apparel, we’re working on it. Ladies lingerie, I guess we haven’t figured it out yet but we’re working on it. We don’t have a good answer today.

Kids, second business is not working yet, we had a very bad team in kids, changed the team out in January, we expect to see improvements for back to school starting in July. They just didn’t get it. They would buy at nine and sell at eleven.

So there’s lots of business to make that money. So we’re dropping a ton in kids on a percentage basis. Our margins are up over 600 basis points and kids (unintelligible) change the strategy. And so even if we don’t do any business we’ll probably make a similar amount of money, but we’d like to do business. We’ve been gaining — get footsteps satisfied in our store.

The third piece of the business is home. Home has been dropping between 10% and 50% per year, almost a year. And part of the reason why home is dropping that rate is that in August of last year jettisoned $60 million worth of home business out of the company. They did business and categories that I don’t think fit into a mid-tier strategy. This is business in paper towels and toilet paper and drugstore buyouts and things that you might find in (unintelligible) Wal-Mart, but you don’t find in Kohl’s and Penney’s and TJ’s. And so therefore, it’s a wrong signal for the consumer.

So we took — we bit the bullet, gave up that business, which by the way wasn’t unprofitable business, but just (unintelligible) to the strategic direction of the company. And (unintelligible) give up in August of this year. I think we have about a million bucks worth of overlap in August and a million bucks in September that kind of dissipates to the rest of 2006.

So we think that the home business will start to show increases starting in August. There’s a new team in there that’s done some fantastic work on private label direct out of Asia.

In the home world, we do, I guess we do about $100 million in direct imports this year, $125 million next year in direct imports. So we try to grow that business and again give us some margin opportunity and product exclusivity at the same point in time.

So I’m trying to think what else I’ve left out, so we talked about the people, we talked about the marketing, we talked about the business reaction of late. And we think that it’s going to take us — and the other thing we’re saying is we’re overspending on marketing in 2006 to a pretty good extent. We’re spending about 5.75% of sales in marketing this year; probably the right number over time, not tomorrow, should be 4%. So we have some room to get back over time. But we want to keep the heat on telling the consumer that we’re different, give them a chance to find out what’s right, what’s wrong about the company from that piece of it.

The third piece of the business, DSW, involves, I’m not sure if it’s heard (unintelligible) DSW, we took out public in June of ‘05, a year ago, late June, we raised about a quarter of a billion dollars, used $50 million to fund DSW, took about 200 to wipe out the debt on the parent and give us the position to be able to go forward from that time period.

And DSW in its own right is doing great, opening 30 plus stores a year, good earnings, good comps, I’m not sure you all follow it. We own now 63% of DSW, 37% of it is public. And so we get the upstream of that on a paper basis I guess is the right word, consolidated basis from that piece.

And that’s pretty much the story. And I would take Jim to kind of talk through anything else that we need to touch.

James McGrady:	I think everybody probably is aware that in mid-May we filed a registration statement, actually filed two, one for DSW and one for RVI, for some mandatory exchangeable notes that would be exchangeable into some of the shares of our ownership in DSW.

Most of those documents are presently under review by the SEC and we really don’t expect to hear back from them probably for about another 20 days or so. So that, you know, but that’s still subject to — what the SEC timetable is, not ours.

Those — they’re also known as PIES. That will actually accomplish two things for us. It will help us bring down our effective borrowing rate overall. We won’t see that in the first year because of some of the other charges that we have to take when we actually pay off the non-convertible loan that’s on our books right now.

We’re not paying off the entire $50 million in the non-convertible notes because of tax reasons to primarily the holders. But it’s also these PIES are very tax-beneficial to us, they allow us to defer any gain on the stock for about a five-year period of time.

So we’re in wait-and-hold mode for right now. I hope to hear from the SEC soon, get the transaction done. We’re ready to do Q&A?

Heywood Wilansky:	Okay. Operator, we can start our question and answer period. We’ll get the instruction. Operator?

Operator:	Thank you.

Ladies and gentlemen, if you’d like to register a question, please press the 1 followed by the 4 on your telephone. You will hear three-tone prompt to acknowledge your request. If your question has been answered and you’d like to withdraw your registration, please press the 1 followed by the 3. If you’re using a speakerphone, please lift your handset before entering your request. One moment please for our first question.

As a reminder, ladies and gentlemen, to register a question, press 1-4 now.

Man:	I guess — I assume you’re done with all your people’s changes in enrollment. And the second question would be the higher energy prices, et cetera probably benefits you guys. And are you seeing — are you maybe seeing that a little bit?

Heywood Wilansky:	Well, I think there’s two ways to look at it. One, the — we’re always looking for good people by the way. But I would tell you that the vast — 90 plus — 95 plus percent of the changes that had to be made had been made, and now anything is just on an as needed unit basis based upon an opportunity that comes up.

On a managing point of view, people look at it and say that the lowest tier of consumer which would be - would be more affected by the right measure cost which certainly Value City placed that consumer (unintelligible) is based in the DSW, not as much, frankly, I don’t think you see them affected the same way, but in Value City you would.

Or the other one is that people can afford anything else if they’re going to come to the stores to have the best prices.

I would say to you that footsteps across America, what I’m hearing, is slowing down, at least in the month of June.

Yes.

Man:	You laid out a road map to profitability for Filene’s. What is the similar sort of internal goal on Value City? I mean is there a point at which you expect to get to an operating profit in that business?

James McGrady:	I would actually look for us on — before the warrant on an operating profit basis. I would think that this year, as we’ve said, will be cost — it could actually be a small profit. It’s, you know, that’s our expectation right now. And I would think ‘07 and beyond, that we should look for that to be a positive number.

Man:	Similar internal targets, the 3% that you mentioned for (unintelligible) or how should we think about sort of longer term structurally how profitable that division could be?

James McGrady:	Well, I think in a long-term basis right now, we’re just tying to get it to an operating profit. And if we could get to a plus-1 on it in system basis within a year or so, we’d be very happy.

Man:	Okay.

Operator:	And we do have a question.

Heywood Wilansky:	Okay.

Operator:	Our question comes from the line of Michael Minowin from Reeds Crest Partners. Please proceed, sir.

Michael Minowin:	Can you just answer a couple things. What’s your average ticket at both concepts?

Heywood Wilansky:	Value City is just breaking double-digits now, a little over ten bucks. Finally — and by the way, it used to be eight bucks. And Filene’s Basement is close to the 25.

Michael Minowin:	And where do you see that Value City ticket going with your program?

Heywood Wilansky:	We’re making it to $15 over the next couple years.

Michael Minowin:	And which leads me to my question, how difficult in your opinion is it to conceptually change your complete price range as far as customer base? And as you go up, the competition, and I think I heard you say a couple of people, but at $15, who is going to be your competition as far as the average ticket is concerned?

Heywood Wilansky:	Kohl’s, Penney’s, TJ’s, Ross, Marshall’s.

Michael Minowin:	And if I can be one step further, what’s going to differentiate you from Kohl’s, Penney’s who do have lines of what I would call good lines. Internally there are private labels. Do you think the consumer needs another $15 average ticket?

Heywood Wilansky:	Well, I’m not sure if the consumer needs anything today, first of all. But if you look at what Kohl’s and Penney’s do, they’re telling the consumer basically what I call mid-tier brands and private label. From a psychographic point of view, people view themselves different than you would view them. So a person would rather spend $15 for t-shirt that’s 14.99 Calvin Klein, originally $30, than they would to get 14.99 Arizona, even though it’s a wonderful brand from Penney’s or Sonoma from Kohl’s.

The national branding that’s gone on with the designer businesses and you could look at all the luxury businesses today that continue to do well, it really reflects people. They are what they do, they are what they eat, they are what they wear. And so there’s that emotional change that has to happen to the consumer to — they feel better about finding a name they’ve heard or feel good about even it’s at the same price point with another brand that’s as good a quality product.

Your other question had to do with I guess if you worry about the competition and you would view Value City as the little guy against TJ’s, Marshall’s, Ross, the big guys. And when we do focus groups, we find out that actually the consumer views Value City as the big guys and them as the little guy.

The reason for that is that the average box size on one of those other stores, let’s call it 30,000 feet, if they have a home business in their home and goods, similarly that might go to 40 or 50, the average Value City store is about 85, 88 thousand square feet.

So when the consumers shop, they shop at one store at a time not company at a time. They view the assortment on what they have are available for sale at the TJ’s, they look at the same (unintelligible) the big store in this small town. And so to some degree, they may be at a competitive disadvantage if we ever get our acts together.

Michael Minowin:	Just a couple of quick questions.

The store base currently that on both operations is what?

Heywood Wilansky:	Value City is 113 stores, Filene’s Basement has 26 stores, Filene’s Basement is opening up five stores this fall...

Michael Minowin:	And five next?

Heywood Wilansky:	...and five stores next year. And DSW has 204 stores in operation, opening roughly 30 plus stores a year.

Michael Minowin:	And of the 113 stores, I thought that you said you owned real estate or is that just the term you use? Do you actually own any of this real state?

Heywood Wilansky:	We lease everything, we own...

Michael Minowin:	You do? Okay.

And last question is, I thought I heard you said that you were going to get to the home as well, is that correct for Value?

Heywood Wilansky:	Value City does over $400 million in the home business, over 25% of the company. So when we get us in the businesses that we gave up, it really hurts the company because of the impact of that across the total — of course, the total company get to the effective comps on an average month by over 3% to 4% on that piece of it.

What I said was that we’re using direct imports in home.

Michael Minowin:	Okay.

Heywood Wilansky:	We do about $100 million this year and $145 million next year.

Michael Minowin:	Okay. Thank you very much, gentlemen.

Man:	On the spinoff scenario, can you kind of paint the ideal picture from timing and ultimate structure for that whether it’s spin off or maybe with combination spinoff, raised capital? What would the ideal scenario be to your company?

Heywood Wilansky:	Well, we would come to a smart investment bank and let them tell us, right? But...

James McGrady:	I don’t think right now that we want to discuss that.

Man:	There’s a possibility of raising gross capital for Filene’s Basements through...

James McGrady:	For Filene’s, absolutely. We’re always interested in that.

Man:	Okay.

Heywood Wilansky:	Yes?

Woman:	This past summer, there is a little bit of a factor issue, and I knew there was extra financing. How are your relationships with your factors right now?

James McGrady:	I would say right now our relationships with our factors are good if not better than they’ve ever been. We have six major factors that we use and are all located right here in the city. We visit them on a regular basis, we visited with the highest echelons of each one of them. They understand the direction that the company is going in. They’re all very supportive of it at this point of time.

And I’m really not familiar with the factor issue that we had in the past.

Woman:	Okay.

Man:	Some of the competitors that you mentioned made some pretty major investments in their infrastructure, and particularly in their like POS systems and IT. Where are you guys with your technology and do you need to make more investments do you think over the next couple of years to remain competitive?

James McGrady:	In early February, we instituted the JDA Inventory Management System in the Value City operations, and that’s gone quite seamlessly forced. We spent a lot of upfront time and investment in training and people power and systems documentation to make sure that has gone the direction that it had.

It’s actually going to take us probably about a year to get a full database scope for that to start getting the full benefits out of that although we are seeing benefits right now and we’re planning the allocation (unintelligible) and understanding a little bit better on the business.

I don’t know if there’s a business around when you say they don’t need to spend more in your IT infrastructure without question. But I’d say right now our systems are operating as good if not better than they ever have. We will be looking towards doing maybe a warehouse management system later on in 2007, that’s another major investment, but we really want to get this JDA system behind us at this point in time.

Heywood Wilansky:	I would just add though that in spite of the fact that we’ve always used better and newer and faster systems, we have more than enough information to do our jobs. We don’t need another piece of paper. We can hardly use all the information you have at your disposals today, it just becomes easier and I think fast and more efficient with better sys — yeah.

Man:	Of your 113 stores, how much are now that are converted to the sort of the look that you’d like to see? And how much money do you have to spend traditionally to get there, the money (unintelligible)?

Heywood Wilansky:	For soft lines, we need to spend another $10 million and lose fixture and visual upgrades. That doesn’t touch - it’s not a remodel where you’re doing walls and floors and ceilings. That’s just a fixture and visual presentation for product.

We spent $2-1/2 million in 2005. We’d lightly touch all 113 stores with some loose fixturing improvement. We probably touched 30 stores more deeply than others. And it’s really, it’s an ongoing process was the point time I’m — we were trying not to spend the whole chunk of cash (unintelligible) time to be better understood that the change of strategy was working in a cadre of stores that made sense that would invest in the business, we wanted to get assets while we’re going through that process.

We think we need to go through fall of 2006 to better understand how many of the 113 stores truly respond to the change. At the last of the quarter, I think we had 24 individual markets. I think 18 of them comp positive and the six that didn’t — the majority of them were between zero and minus one. We had I think 77 stores that’s comp positive in that first quarter. And again, of the remaining 36 stores, the vast majority of them, 25 of those were probably in the zero to minus one (unintelligible) there.

So we’re getting a pretty good reaction.

The question we normally get is, when are you closing the stores? That would be a pretty typical question, so I’ll ask you before you ask.

All right.

It’s always better...

((Crosstalk))

Heywood Wilansky:	So anyway, currently we make fuller profit, breakeven and fuller profit in all 113 stores (unintelligible) prior to that, so we don’t lose money on a four wall basis in any store today.

If we close the store, that would just put us further behind in offsetting central overhead. So there’s no financial benefit today (unintelligible) strategic analysis. We need to go to the fall of 2006, really understand what’s happening, what’s the (unintelligible) give us to the home businesses, understand where the stores fall out, and we’re going to make that evaluation come the end of the year, we can further comment or whether we need to close some stores from a strategic basis versus from a financial basis.

We have no new stores that are opening at 2006. If we have the kind of reaction that we expect to have in the fall of 2006, we’ll start to go back and look at opening up a couple of stores in fall of 2007 — one in a market we’ve never been in before, which is my premise, that if we open up a Value City store tomorrow in a market we have never been in before, we have no ill will to overcome. Remember, they pissed everybody off in the previous five to ten years; they chased everybody out.

We opened up in Long Island a marketplace we’ve never been before with that current box size, current presentation, current merchandise mix, current marketing, I feel 100% confident we’re very successful. Our biggest issue was overcoming the ills and sins of the past in that piece of it. But we’re not going to do that. We understand better what happened in the fall of 2006.

Filene’s Basement is a different story. We know it works, there are - we’ve identified over 200 malls in the United States that Filene’s Basement should play in, high-end, off price. And we figured over time, given the time that we sell half of those, you never sell them all because you can’t go to real estate deals, everywhere you always have obstacles or something.

But we sold half of them, another 100 stores over time; we have a billion and a half (unintelligible) our company making a lot of money. And that would be the kind of vision for Filene’s Basement over a period of time.

Yes.

Man:	(Unintelligible) Filene’s have to be till you’re comfortable having that as a standalone?

Heywood Wilansky:	In my mind we need to be over $600 million. We need to be able to get that operating profit 3% north to get some support out of the equity market that we will probably need to go through to get that done.

Man:	If you were to take growth capital for Filene’s would that sort of be in a similar as done for DSW?

Heywood Wilansky:	It’s conjecture. So since I don’t know, I can guess, I knew I couldn’t guess. So since I don’t know, yes. If I do now.

Man:	Last question. What were the two — what are you planning about the two registration statements were?

James McGrady:	I’m sorry, I couldn’t hear...

Man:	The two registration statements you referred to earlier. What exactly were they?

James McGrady:	They were from mandatory exchangeable note.

Man:	At RVI?

James McGrady:	At RVI, right. And they were for — the present ownership, some of the present ownership at RVI has in DSW.

After the transaction, we would still own in excess of 80% of the voting stock of DSW.

Heywood Wilansky:	We own, depending on the price of the stock, between 800 and 900 million dollars worth of DSW stocks today. That’s securing a $50 million loan. Eight hundred to secure 50 doesn’t make a lot of sense. So we’re trying to steer ahead to get out of the 50 and have the stock available to — for our capital needs as we need them over time.

Man:	The registration statement for DSW share is on behalf of RVI?

James McGrady:	Yes, yes. And RVI (unintelligible).

Heywood Wilansky:	Yes sir?

Man:	Your working capital account first quarter (unintelligible) were dramatically improved from a year ago quarter. Can you tell me what’s behind that and is that a one-time event or it’s cash...

Man:	Okay.

Heywood Wilansky:	It’s just combination of a few things. One we’re pulling our SG&A as much in line as we can, number one. Jim’s done a great job of trying to help us trim expenses to get extraneous things that don’t have an impact in the business really out of the system.

The second is that we had (unintelligible) executed I guess about five million (unintelligible) which netted us $22-1/2 million at that point time. And thirdly, the margins on both companies they’re up pretty good. So that’s helping at that same time.

Man:	All right. Good. Thanks.

Can you talk about your real estate rate, location, for both Filene’s based in the Value City A, B, C, D, E? What percentage of them (unintelligible) bucket?

Heywood Wilansky:	Well, Filene’s has 26 stores; we’re opening five new ones. The five new ones we think are all B plus to A plus. You know, we wouldn’t open if we — a new store if we didn’t think that.

The existing stores, the 26 stores, we probably have 20 stores that are superior. I know I can’t view the A, B, C, D superior location and six that are not as good — of the six that are not as good, four of them are in New England. It’s funny that the place with worst from a real estate point of view has actually been the longest in New England. And those four locations we are working with the developer, they’re all involved with Simon to come up with repositioning opportunities — have not been finalized yet but they’re actively working on those as we speak.

Man:	How about Value City?

Heywood Wilansky:	I’m sorry. Value City, what would say, Jim? A hundred and thirteen locations.

James McGrady:	Let’s say we have 113 locations; we probably have 25 that I would say would be in a B category and probably the rest of them would fall in C or D.

Man:	I just want to make sure I have my math right. Can you give me an update on how many warrants are left to be exercised, and tell me what the relationship is (unintelligible) RVI stock and DSW, and then give me a count of how many DSW shares you actually own previous that offering?

James McGrady:	Well, we, previous that offering, we own approximately 27.7 million shares DSW.

Man:	Yeah.

James McGrady:	And there’s approximately, in the RVI stocks, there’s approximately 16 million warrants outstanding.

Man:	Don’t some of those warrants have the ability to...

James McGrady:	They all do. They all have the ability to...

Man:	Go either way.

James McGrady:	To go either way.

Man:	I think there’s been confusion just over the fully diluted share count with warrants and (unintelligible) and the options, and I guess you didn’t walk us through what the basic is, what the warrants (unintelligible) are and what the options are.

James McGrady:	Yeah, I think actually it’s $62 million or 62 million shares fully diluted is where we should look at it and there’s about 44 million right now outstanding on - issued an outstanding that includes the five million that has just been exercised by Cerberus Partners.

There’s approximately 60 million including warrants outstanding, and there’s approximately, we use about 2 million or so in options and et cetera for RVI.

Man:	And then just to follow-up on that, I guess with Cerberus you’re exercising part of their warrants and can you just talk about what their ownership now is of RVI stocks and...

James McGrady:	Presently they own around 3 million shares.

Man:	That’s shares or warrants?

James McGrady:	Shares.

Man:	And that’s (unintelligible) what I believe is from their — with their exercise of the warrant. It appears as though (unintelligible) 2 million shares somewhere.

Man:	...five million (unintelligible) got rid of two (unintelligible) at this point in time, have another five coming at their option between now and...

James McGrady:	Two thousand nine and 2010.

Man:	Yes.

Man:	You just mentioned that you wanted to free up the DSW stock from being kind of restrictive.

Man:	(Unintelligible).

Man:	Yes. Does that mean you potentially might look to some of the DSW stock to finance, you’re out of business at some point?

Heywood Wilansky:	We haven’t made any decision at what we — on what we do with this, but there are — but this gives us options.

One of the options is to give it to the (unintelligible) shareholders in a tax-free spinoff. One of the options is to (unintelligible) used as a capital. I don’t think we finalized what direction we will go on this point, so.

James McGrady:	We really at this point in time don’t have any intention other than to hold that stuff.

Heywood Wilansky:	That’s the safest thing that we can say.

I’m sorry, I just want to say one thing, and we’ll get — I would encourage everybody who (unintelligible) with the company we have two stores in Manhattan together, DSW-Filene’s Basement together at Union Square so you could see them together, easy visit. We have a bunch of stores in New Jersey (unintelligible) Value City, if you don’t get to Columbus or Chicago or St. Louis or Atlanta or Washington, Baltimore. If you do go these stores, we have 113 stores that are what you call normal, and shoes that are not normal in New Jersey, don’t use those as your (unintelligible) we have a store in Little Ferry in Irvington that are very strange, they’re Valley Fair that ought to have been called Value City. Any other store but those two goes to — don’t tell us that visit and we’ll take — we’ll finish it from that point of view.

Yes.

Man:	Just to get back to these warrants. The 16 million that were converted into RVI. If they chose — even the terms that they wanted to convert into DSW, how many shares of DSW would that represent and what’s the strike?

James McGrady:	I can’t tell you the exact number, but I think I — I’m just going to estimate, I think it’s 4.7.

Man:	And that’s at the IPO price, if I’m not mistaken?

James McGrady:	Yes, $19.

Man:	(Unintelligible)?

James McGrady:	We’re going to use $49.5 million over to pay down the $50 million of debt, non-convertible debt that’s on the books, and the balance of it, we haven’t really committed. We felt we will probably use a substantial piece of it to pay down the revolving credit facility.

Man:	What was the dollar value of the PIES (unintelligible)?

James McGrady:	No, the pricing hasn’t been determined yet. But the filing was for...

((Crosstalk))

James McGrady:	Okay, it was 125 million with a 15% (unintelligible) there, so it’s about 143 PIES.

Man:	Why is your — what were your line of (unintelligible) or the structure of the - what will your line of credit be?

James McGrady:	The availability?

Man:	Yeah.

James McGrady:	Okay. Based upon to the numbers that we projected out, we don’t see that going much below than $90 million at this point in time in the future. That would be the low point.

Man:	Sorry, could you repeat that?

James McGrady:	Ninety million in the future, wouldn’t go below $90 million of availability in the future.

Man:	And how much outside?

James McGrady:	How much outside?

Man:	How high could it be?

James McGrady:	Frankly it could go (unintelligible) where we have the full availability, 275.

Man:	(Unintelligible) just following up on this gentleman’s question on the warrant. Those warrants that are exercisable to DSW are exercisable to your DSW shares, right?

James McGrady:	That’s correct, yes, there’s no additional shares will be issued by DSW. They’re all shares that are (unintelligible).

Man:	Last go-around, they’re exercised into RVI shares.

James McGrady:	Yes, they did.

Man:	What was the math of the differential?

James McGrady:	I mean I think if you take the math and the differential, it’s a 4.50 a share versus a market price of 13 versus $19 versus 30. So there’s much larger benefit exercising into the RVI shares, significantly larger.

Man:	Okay.

James McGrady:	That would not preclude them from exercising in the DSW, but right now the economics say that you would go to RVI.

Man:	Your contract expires when and when can you — yeah, potentially get an extension of that contract?

Heywood Wilansky:	My contract expires February 1, 2008.

We have a 180-day notification built into it. So I need to be signed by August 1, 2007. I would say that the early discussions are beginning now both from the company’s point of view of whether I’m a good buy to keep. And I’ll go to the same value of the process whether it’s a good buy to stay.

So, I’ll keep you a apprised. They could extend me tomorrow. For the right deal. Anyway.

I retired once. I was...

((Crosstalk))

Heywood Wilansky:	I retired once. If you just go with fun (unintelligible) boring, so this is more fun. So long I’m having fun, I’ll keep doing this.

Man:	When do you plan the PIE program or when it matures or...

James McGrady:	I’m sorry, I didn’t — I can’t...

((Crosstalk))

Heywood Wilansky:	(Unintelligible) roll the PIES forward after it matures, any plans to do that?

James McGrady:	The potential does exist, but right now there’s not any intention. It’s five years out.

Heywood Wilansky:	We don’t want to worry about it in five years.

((Crosstalk))

Man:	Jim, in terms of cash flow, will you be cash flow positive in 2006, Value City, Filene’s Basement...

James McGrady:	I think Value City, Filene’s Basement combined, I think we’ll be about a breakeven...

Heywood Wilansky:	Breakeven.

James McGrady:	...(unintelligible).

Man:	Okay. Obviously improving in ‘07.

((Crosstalk))

James McGrady:	Absolutely.

Man:	What is the total CAPEX for ‘07, what did you say?

James McGrady:	For ‘07?

Man:	Yes.

((Crosstalk))

Man:	What is it for ‘06?

James McGrady:	We really aren’t going there yet.

Heywood Wilansky:	Well, let’s just say we’re opening five new stores in Filene’s Basement, we’re waiting and see in Value City, if we get the results we want, we may have to spend some money to get that thing moving.

James McGrady:	Yeah, our CAPEX in ‘06 is really going to be towards the growth of Filene’s Basement and towards maintenance capital within the Value City operations.

Man:	What is maintenance capital?

James McGrady:	Maintenance capitals are capital or things that we would do our existing store base...

((Crosstalk))

James McGrady:	Oh dollar amount?

Man:	Yeah.

James McGrady:	It’s probably about 12 million. It’s actually a little bit less than that but that’s the number I’d use.

Man:	Twelve million, did you say?

James McGrady:	Uh-huh.

Man:	For Filene’s and Value City?

James McGrady:	For both, combined.

Man:	(Unintelligible) ten, right?

Man:	Yes, that’s correct. But we haven’t committed to spend the ten...

James McGrady:	We have not committed for the ten, yes.

Heywood Wilansky:	Operator, any questions?

Operator:	Ladies and gentlemen, as a reminder, to register a question, press 1-4 now. Nope, there are no further questions at this time, sir.

Man:	How many (unintelligible) are in the money versus (unintelligible) money? Do you guys have (unintelligible)?

Heywood Wilansky:	Well, a difference with both companies obviously. I mean Filene’s Basement is (unintelligible) in the money everywhere.

James McGrady:	I think virtually all, with the exception of maybe two to three basements, are in the money, and we really haven’t completed that analysis in total yet for Value City.

Man:	(Unintelligible) have voting right now on your DSW shares with this new financing, has that changed - situation changed?

James McGrady:	I can answer that. No, they don’t. No.

Man:	So that is a potential obstacle removed in terms of your flexibility going forward. Right.

Heywood Wilansky:	You don’t have to ask question anymore (unintelligible).

Any other questions?

Man:	Once this PIES deal is done, that (unintelligible) you mentioned that you’re free to do what you want with the balance of your DSW stock or is that DSW stock still there to — because you’re not retiring the entire term from my understanding. Does — is that collateral-freed up is my question?

James McGrady:	Yes, the only thing that will remain as collateral is what’s necessary to satisfy the warrants and what’s necessary to satisfy the PIES, the balance of the DSW shares (unintelligible).

Man:	Yeah, if we’re voting two classes of DSW, right, so if Cerberus is exercised into your shares at DSW, it wouldn’t affect your ability to tax-free (unintelligible)?

James McGrady:	No. No, it would not.

Man:	Thank you very much.

Heywood Wilansky:	Don’t (push) up the store. That will tell you more than we just told you.

Man:	Thank you everybody.

Man:	Thank you for coming everybody.

((Crosstalk))

Operator:	Ladies and gentlemen, that does conclude the conference call for today, we thank you for your participation and ask that you please disconnect your line.
END
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